Exhibit 99.1

Gastar Exploration Provides Update on Recent East Texas Drilling Results


    HOUSTON--(BUSINESS WIRE)--Dec. 18, 2007--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) today provided an update on recent drilling operations in East Texas. Gastar has drilled the Wildman Trust #3 well to a total depth of 18,900 feet and, based on drilling and log analysis, has encountered approximately 152 net feet of apparent Bossier formation pay within six separate sands. The well is scheduled to be completed in the deepest pay zone and placed on production in early January 2008. The Wildman Trust #3 is an immediate offset to the successful Donelson #3 well. Gastar has a before payout 66.67% working interest (approximately 54% net revenue interest) in the Wildman Trust #3 well.

    Gastar has also drilled the Lone Oak Ranch #3 (LOR #3), a horizontal Knowles Limestone well, to a total measured depth of 16,102 feet (total vertical depth of 13,308 feet). The well encountered approximately 155 feet of reservoir quality formation within the 2,645-foot horizontal section of the wellbore. The LOR #3 is currently being prepared for a stimulated completion and is expected to be placed on production in early January. Gastar has a 50.0% working interest (approximately 37.5% net revenue interest) in the LOR #3 well.

    J. Russell Porter, Gastar's President & CEO, stated, "Gastar's successful Bossier and Knowles wells are evidence that we continue to build asset value through exploitation of our East Texas asset base. The Wildman Trust #3 well has approximately 50% more net feet of apparent pay than the Donelson #3 well and we believe has potential to show high initial flow rates similar to the Donelson #3. Additional offset drilling to the Donelson #3 and the Wildman Trust #3 wells is anticipated during 2008. The LOR #3 well will be our first stimulated horizontal Knowles Limestone well, which, if successful, will confirm the future application of horizontal drilling across our Knowles Limestone prospects."

    Gastar also reported that it had participated in the drilling of the Odom #1 well, a dry hole drilled to test the lower Yegua formation in Orange County, Texas. Gastar had a pre-promoted 25% working interest in the Odom well. Dry hole costs net to Gastar are estimated to be approximately $2.6 million.

    About Gastar Exploration

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on over 7.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238, PEL 433 and PEL 434 located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration Ltd.
             J. Russell Porter, 713-739-1800
             Chief Executive Officer
             rporter@gastar.com
             or
             Investor Relations Counsel:
             DRG&E
             Lisa Elliott or Anne Pearson, 713-529-6600 lelliott@drg-e.com apearson@drg-e.com